UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2016

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 4, 2016, AvalonBay Communities, Inc. (the “Company”) priced a public offering (the “Offering”) of an aggregate of $475,000,000 principal amount of its 2.95% Medium Term Notes due 2026 (the “Notes”).  The Offering was made pursuant to a Pricing Supplement dated May 4, 2016, a Prospectus Supplement dated May 6, 2015 and a Prospectus dated February 19, 2015 relating to the Company’s Shelf Registration Statement on Form S-3 (File No. 333-202185).  The Terms Agreement, dated May 4, 2016, by and among the Company and UBS Securities LLC and Morgan Stanley & Co. LLC, as representatives of the agents named therein, is filed herewith as Exhibit 1.1.

The Notes were issued under an Indenture between the Company and The Bank of New York Mellon, as trustee, dated as of January 16, 1998, as supplemented by a First Supplemental Indenture dated as of January 20, 1998, a Second Supplemental Indenture dated as of July 7, 1998, an Amended and Restated Third Supplemental Indenture dated as of July 10, 2000, a Fourth Supplemental Indenture dated as of September 18, 2006, and a Fifth Supplemental Indenture dated as of November 21, 2014.

The Notes bear interest from May 11, 2016, with interest on the Notes payable semi-annually on May 15 and November 15, beginning on November 15, 2016.  The Notes will mature on May 11, 2026.  The Company will use the aggregate net proceeds, after underwriting discounts and other transaction-related costs, of approximately $471,152,225 from the sale of the Notes to reduce indebtedness outstanding under its $1,500,000,000 unsecured revolving credit facility, a portion of which had been used for the repayment and refinancing of other indebtedness, and for general corporate purposes, which may include the acquisition, development and redevelopment of apartment communities. Pending such uses, the Company may invest the net proceeds from the sale of the Notes in short-term demand deposits, short-term money market funds or investment grade securities or other similar investments. Settlement occurred on May 11, 2016.

ITEM 9.01           Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

1.1*	Terms Agreement, dated May 4, 2016, among the Company and the agents named therein.
5.1*	Legal Opinion of Goodwin Procter LLP, dated May 11, 2016.
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

*  Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

Dated: May 11, 2016	By:	/S/ Kevin P. O’Shea
Kevin P. O’Shea
Chief Financial Officer